EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of November 2014 (the “Effective Date”), by and between ENDEAVOR IP, INC., a Nevada corporation with offices at 140 Broadway, 46th Floor, New York, New York 10005 (the “Corporation”), and FRANCISCUS DIABA with a mailing address of is 200 Rector Place, Apt. 27B, New York, New York 10280 (the “Executive”), under the following circumstances:

RECITALS:

A.           The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

B.           The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1.           Employment.  The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2.           Duties.  The Executive shall serve as the President of the Corporation with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Corporation’s Chief Executive Officer, the other members of the Board in his capacity as the President.  The Executive shall report to the Chief Executive Officer of the Corporation. During the Term (as defined in Section 3), the Executive shall devote such business time and efforts to the performance of his duties hereunder, as Executive shall determine in his reasonable discretion. In addition, during the Term, Executive shall be permitted to (i) continue his current legal practice, (ii) perform other business activities unrelated to the Corporation, (iii) devote time to the making of passive personal investments and (iv) engage in charitable and professional activities. For the avoidance of doubt, the Executive shall maintain his seat as a member of the Corporation’s board of directors (the “Board”).

3.           Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of three (3) years commencing upon the mutual execution of this Agreement (the “Effective Date”). The term of this Agreement shall automatically be extended for additional terms of two (2) years each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than thirty (30) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4.           Compensation of Executive.

(a)           The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $300,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it.

(b)           In addition to the Base Salary set forth in Section 4(a), the Executive shall be entitled to receive an annual cash bonus in an amount that will range from one hundred (100%) percent to one hundred and fifty (150%) percent of his then-current Base Salary (the “Bonus”) if the Corporation meets or exceeds criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”) for earning Bonuses which shall be adopted by the Compensation Committee annually.  The target bonus for the Executive equals one hundred (100%) percent of his then-current Base Salary.  Bonuses shall be paid by the Corporation to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Corporation’s annual audit and public announcement of such results and shall be paid promptly following the Corporation’s announcement of earnings.

(c)           Executive shall be eligible for such grants of awards under stock option or other equity incentive plans of the Corporation adopted by the Board and approved by the Corporation’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Corporation’s stockholders) (the “Plan”) as the Compensation Committee of the Corporation may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.  On the Effective Date, Executive shall be entitled to receive a:

(i) A restricted stock grant equal to fifteen percent (15%) of the outstanding common stock of the Corporation, calculated as of the Effective Date, which shall vest as follows: (i) 25% upon the date of the grant; and (ii) the remainder at 12.5% every six months from the date of the Grant, beginning on the six month anniversary of the Effective Date (the “Initial Restricted Stock Grant”); and

(ii) A grant of restricted stock equal to 50% of Executive’s then Base Salary divided by the closing market price on the last trading day of the Corporation’s most recent fiscal year (the “Performance Shares”).  The number of Performance Shares earned is determined by the Corporation’s performance against pre-established, mutually agreed upon financial targets.  Vesting of the Performances Shares issued in accordance with this subsection (ii) shall be 50% on the issuance date with the remaining 50% on the first anniversary of this Agreement; and

(d)           Executive to receive 25% of all recoveries from litigation efforts (including settlements agreements) and related license agreement revenues executed with any third party.  Executive has the right to receive such payment in the form of cash or shares of common stock with the number of shares to be issued as determined by the closing price of the common stock on the date such shares are issued.

(e)           Upon the direct or indirect sale of any of the intellectual property held by the Corporation or a subsidiary of the Corporation or the entire sale of a subsidiary of the Corporation or the Corporation, Executive to receive 25% of all net proceeds resulting from such transaction.

(f)           Upon any sale of the Corporation, any subsidiary, or any of the Corporation’s or any subsidiary’s assets (including any intellectual property), Executive to receive a special bonus (i.e., in addition to the remuneration set for herein) equal to 5% of all consideration realized in excess of the Corporation’s market capitalization as of the date of (and prior to) the announcement of the transaction and to the extent of any transaction involving one subsidiary (or its assets) the same special bonus to apply but with the “hurdle” amount to be 50% of the calculated market capitalization for the Corporation in respect of Endeavor Meshtech, Inc. and 50% of the calculated market capitalization for the Corporation in respect of Endeavor Energy, Inc.  Endeavor Meshtech, Inc. and Endeavor Energy, Inc. are both wholly-owned subsidiaries of the Corporation existing as of the Effective Date.  To the extent that the Corporation forms other direct or indirect subsidiaries, then the Corporation agrees that this subsection (f) will require an amendment.

(g)           The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time for similarly situated senior level executives of the Corporation.

(h)           The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior executives, including group family health insurance coverage which shall be paid by the Corporation (the “Benefit Plans”).

(i)           The Corporation shall execute and deliver in favor of the Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Corporation.  Such agreement shall provide for the indemnification of the Executive for the term of his employment. The Corporation shall maintain directors’ and officers’ insurance during the Term.

(j)           The Executive agrees to defer a portion of any of the cash compensation payable pursuant to any provision contained in this Section 4 based on the Corporation’s then cash position at the time such payment(s) are due and payable, but the actual amount of the deferral shall be determined on the approval of the Corporation’s Board.

5.           Termination.

(a)           This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i)           Upon the Executive’s death;

(ii)           Upon the Executive’s “Total Disability” (as herein defined);

(iii)           Upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv)           At the Executive’s option, upon thirty (30) days prior written notice to the Corporation;

(v)           At the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive;

(vi)           At the Corporation’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation; and

(vii)           At the Executive’s option upon a Change of Control

(b)           For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Total Disability.

(c)           For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any diminution of duties inconsistent with Executive’s title, authority, duties and responsibilities (including, without limitation, a change in the chain of reporting); (ii) any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing (including pursuant to this Agreement) to any reduction, deferral or waiver of compensation, which non-payment continues for a period of ten (10) days following written notice to the Corporation by Executive of such non-payment; (iii)  any relocation of the principal location of Executive’s employment outside of New York, New York without Executive’s prior written consent or (iv) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days Agreement after receipt of written notice thereof from the Executive.

(d)           For purposes of this Agreement, the term “Cause” shall mean:

(i)            Conviction of a felony or a crime involving fraud or moral turpitude; or

(ii)           Theft, material act of dishonesty or fraud, intentional falsification of any employment or Corporation records, or commission of any criminal act which impairs Executive’s ability to perform appropriate employment duties for the Corporation; or

(iii)           Intentional or reckless conduct or gross negligence materially harmful to the Corporation or the successor to the Corporation after a Change of Control, including violation of a non-competition or confidentiality agreement; or

(iv)           Willful failure to follow lawful and reasonable instructions of the person or body to which Executive reports; or

(v)           Gross negligence or willful misconduct in the performance of Executive’s assigned duties; or

(vi)           Any material breach of this Agreement by Executive.

(e)           For purposes of this Agreement, the term “Change of Control” shall mean: (i) the sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire (y) shares of capital stock of the Corporation representing at least fifty percent (50%) of outstanding capital stock or sufficient to elect a majority of the Board (whether by merger, consolidation, sale or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent)) or (z) all or substantially all of the Corporation’s assets determined on a consolidated basis; or (ii) a termination of Executive’s employment pursuant to Sections 5(a)(iv), 5(a)(v) or 5(a)(vi) which occurs for a period commencing three months prior to the Change of Control and ending 24 months after the effective date of the Change of Control.

6.             Effects of Termination.

(a)           Upon termination of the Executive’s employment pursuant to Section 5(a)(i), 5(a)(iv) or 5(a)(vi), the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) Base Salary paid through the date of termination; (ii) Bonus pro-rated for year of termination, based on greater of prior year bonus earned or current year bonus that would be earned absent termination; (iii) the vesting of all Share Awards ceases upon termination; (iv) the Restricted Stock Grant for all unvested shares are forfeited; (v) the unvested Performance Shares are forfeited; provided, however that in the event of the Death of the Executive, the number of Performance Shares to be earned shall be based on actual performance against target; and (vi) the right to receive any payments to which Executive is entitled pursuant to Sections 4(d), (e) and (f) through the date of termination and for a period of 90 days thereafter should such rights to compensation occur and (vii) reimbursement for expenses incurred but not paid prior to such termination of employment.

(b)           Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), then the Executive shall be entitled to: (i) Base Salary paid through the date of termination; (ii) Bonus pro-rated for the year in which termination occurs based on greater of prior year bonus earned or current year bonus that would be earned absent termination; (iii) the vesting of all Share Awards ceases upon termination; (iv) the Restricted Stock Grant shall be adjusted to reflect pro-rata vesting based on applicable vesting schedule and number of days since each applicable grant date; (v) the Performance Shares shall be equal to the number of Performance Shares earned based on actual performance against the agreed upon financial targets; and (vi) the right to receive any payments to which Executive is entitled pursuant to Sections 4(d), (e) and (f) through the date of termination and for a period of 90 days thereafter should such rights to compensation occur; and (vii) reimbursement for expenses incurred but not paid prior to such termination of employment.

       (c)           Upon termination of the Executive’s employment pursuant to Section 5(a)(ii), 5(a)(v) or 5(a)(viii), then the Executive shall be entitled to: (i) a severance payment (the “Severance Payment”), which amount shall be paid in a cash lump sum within ten (10) days of the date of termination, in an amount equal to the higher of the aggregate amount of the Executive's Base Salary for the then remaining term of this Agreement or twelve times the average monthly Base Salary paid or accrued during the three full calendar months immediately preceding such termination; (ii) immediate vesting of all unvested Share Awards and the extension of the exercise period of such options to the later of the longest period permitted by the Corporation’s stock option plans or ten years following the date of termination; (iii) payment in respect of compensation earned but not yet paid (the “Compensation Payment”) which amount shall be paid in a cash lump sum within ten (10) days of the date of termination and shall include any payment for the pro-rata number of vacation days earned, but not taken in the preceding calendar year; and (iv) payment of the cost of comprehensive medical insurance for Executive for a period of twelve months following the date of termination; (v) payment of the cost of office space, not to exceed $3,000 per month for a period of twelve months from the date of termination; and (vi) the right to receive any payments to which Executive is entitled pursuant to Sections 4(d), (e) and (f) through the date of termination and for a period of 90 days thereafter should such rights to compensation occur and (vii) reimbursement for expenses incurred but not paid prior to such termination of employment.

(d)           Upon termination of the Executive’s employment pursuant to Section 5(a)(vii), then the Executive shall be entitled to: (i) an amount equal to three (3) times the Executive’s then Base Salary payable in a lump sum; (ii) earned but unpaid Base Salary through the date of termination; (iii) any Annual Bonus earned pursuant to Section 4(c), in respect of employment during the entire calendar year preceding the calendar year in which termination occurs, but not yet paid; (iv) any deferred compensation or bonuses, including interest or other credits on the deferred compensation amounts as permitted pursuant to Section 4(j) of this Agreement; (v) reimbursement for expenses incurred but not paid prior to such termination of employment; (vi) an amount equal to any accrued but unused vacation or other paid time off as of the termination of employment; (vii) such rights to other benefits as may be provided in applicable written plan documents of the Corporation, including, without limitation, documents defining applicable employee benefit plans and programs, according to the terms and conditions of such documents; (viii) continuation of the Executive’s group medical insurance, at the Corporation’s expense, for eighteen (18) months after the termination of employment, or, at the Corporation’s option, payment to the Executive of the economic equivalent thereof; (ix) all outstanding stock options, grants, units issued by the Corporation to the Executive as of the date of termination (including without limitation all Share Awards) shall be immediately vested; and (x) the right to receive any payments to which Executive is entitled pursuant to Sections 4(d), (e) and (f) through the date of termination.  All payments set forth herein shall be paid by the Corporation within ten (10) days of the date of termination of employment.

(e)           Executive shall have any conversion rights available under the Corporation’s Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

7.           Vacations.  The Executive shall be entitled to a vacation of four (4) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall accrue, up to a maximum of six (6) weeks vacation shall carry over to the subsequent year.

8.           Disclosure of Confidential Information.

(a)           The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and their respective businesses (“Confidential Information ”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive.  The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence.  In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder. Notwithstanding anything to the contrary in this Agreement, the Executive shall be permitted to disclose Confidential Information (i) in the course of Executive’s employment with, and for the benefit of, the Corporation, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which Executive is a party; provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto and (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Corporation or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt notice to the Corporation of such requirement (to the extent reasonably practicable), disclose no more information than is so required, and reasonably cooperate (at the Corporation’s sole expense) with any attempts by the Corporation to obtain a protective order or similar treatment.

(b)           The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation or its subsidiaries.

(c)           In the event that the Executive’s employment with the Corporation terminates for any reason, the Executive shall deliver forthwith to the Corporation any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Corporation.

9.           Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Corporation and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which Executive incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii).  Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.  Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Corporation’s taxable year preceding the Corporation’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

10.           Miscellaneous.

a.           The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 8 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

b.           Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

c.           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

d.           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

e.           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

f.           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

g.           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

h.           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CORPORATION

ENDEAVOR IP, INC.

/s/ Ravinder Dhat
Ravinder Dhat, Chief Executive Officer

INDEMNITEE:

/s/ Franciscus Diaba
FRANCISCUS DIABA